EXHIBIT 99

News Release
For further information contact:
Fitzhugh Taylor / Raphael Gross of ICR
203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces Third Quarter 2013 Financial Results

- Adjusted EBITDA Increases 10% to $19.8 million -

DALLAS, TX—(BUSINESS WIRE)—December 17, 2013—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced financial results for its third quarter of 2013, which ended on November 3, 2013.

Highlights from the third quarter 2013 compared to the third quarter 2012 include:

▪	Total revenues increased 8.6% to $142.3 million from $131.1 million.
▪	Comparable store sales, adjusted to reflect the one-week calendar shift, increased 2.4%.
▪	Adjusted EBITDA* increased 10% to $19.8 million from $18.0 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 20 basis points to 13.9%.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We achieved another record-setting quarter despite a calendar shift negatively impacting total revenues by $3.4 million and Adjusted EBITDA by $2.1 million. Our investment in national cable television to promote ourselves as the premier destination for great food, beverages, and gaming, as well as for the social experience that comes with watching live sports, proved successful in generating strong comparable store sales that continued to outpace the competitive industry benchmark. Our marketing efforts were further enhanced by improved sports viewing areas as well as other ambiance enhancements at many locations that are resonating with guests,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc.

King continued, “The 2012 and 2013 store classes have collectively proven to be effective contributors to our revenues and Adjusted EBITDA and are generating exceptional returns. Our most recent openings have gotten off to strong starts, and in doing so, demonstrate the underlying market demand for a differentiated entertainment and dining experience. We have now opened a total of five stores this year and we are guiding to between seven and eight new stores for 2014. The potential for the Dave and Buster’s brand is underpenetrated relative to our current footprint and we are addressing our development opportunity in an aggressive, yet disciplined manner.”

Review of Third Quarter 2013 Operating Results

Total revenues increased 8.6% to $142.3 million in the third quarter of 2013 compared to $131.1 million in the third quarter of 2012. Across all stores, Food and Beverage revenues increased 9.6% and Amusements and Other revenues increased 7.6%. Due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal third quarter of 2013 to the fiscal third quarter of 2012. The Company estimates that this calendar shift, which resulted in one more low-volume “fall week” during the third quarter of 2013, negatively impacted total revenues by $3.4 million.

Comparable store sales, adjusted to reflect the one-week calendar shift, increased 2.4%. The growth was driven by a 2.1% increase in comparable walk-in sales and a 4.6% increase in comparable special events business sales. Non-comparable store revenues increased $12.3 million to $21.8 million during the third quarter of 2013.

Adjusted EBITDA increased 10% to $19.8 million in the third quarter of 2013 from $18.0 million in last year’s third quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 20 basis points to 13.9%. Adjusting for the one-week calendar shift in the quarter, Adjusted EBITDA is estimated to have increased by 24.4%.

Development

The Company expects to add a total of five new stores in 2013 of which three were open as of the end of the third quarter. During the third quarter, two stores opened in Syracuse and Albany, New York, respectively. Subsequent to the end of the third quarter, the Company opened stores in Cary, North Carolina and in Livonia, Michigan.

Total capital expenditures for 2013 are now estimated at between $105 million and $110 million and include development costs for 2013 and 2014 store openings, seven interior remodeling projects and several exterior remodeling projects that have already been completed, along with new games and maintenance capital.

For 2014, the Company is providing preliminary development guidance of seven to eight new stores.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-877-874-1563 or for international callers by dialing 1-719-325-4762. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 2070699.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 66 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 26 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER'S INC.

Condensed Consolidated Balance Sheets

(in thousands)

	November 3, 2013	February 3, 2013
	(unaudited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$45,368	$36,117
Other current assets	47,892	55,701

Total current assets	$93,260	$91,818

Property and equipment, net	368,507	337,239

Intangible and other assets, net	373,740	375,496

Total assets	$835,507	$804,553

LIABILITIES AND STOCKHOLDER'S EQUITY

Total current liabilities	$117,662	$92,883

Other long-term liabilities	107,826	107,115

Long-term debt, less current liabilities, net unamortized discount	342,638	343,579

Stockholder's equity	267,381	260,976

Total liabilities and stockholder's equity	$835,507	$804,553

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	13 Weeks Ended		13 Weeks Ended
	November 3, 2013		October 28, 2012

Food and beverage revenues	$69,236	48.6%	$63,159	48.2%
Amusement and other revenues	73,094	51.4%	67,907	51.8%
Total revenues	142,330	100.0%	131,066	100.0%

Cost of products	28,707	20.2%	26,221	20.0%
Store operating expenses	87,516	61.5%	78,330	59.7%
General and administrative expenses	8,983	6.3%	12,242	9.3%
Depreciation and amortization expense	15,683	11.0%	15,746	12.0%
Pre-opening costs	2,333	1.6%	1,089	0.8%
Total operating costs	143,222	100.6%	133,628	101.8%

Operating loss	(892)	-0.6%	(2,562)	-1.8%
Interest expense, net	7,787	5.5%	7,979	6.1%

Loss before benefit for income taxes	(8,679)	-6.1%	(10,541)	-7.9%
Benefit for income taxes	(1,936)	-1.4%	(8,920)	-6.8%
Net loss	$(6,743)	-4.7%	$(1,621)	-1.1%

Other information:
Company-owned and operated stores open at end of period (1)	64		60

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	13 Weeks Ended
	November 3, 2013	October 28, 2012

Total net loss	$(6,743)	$(1,621)
Add back: Interest expense, net	7,787	7,979
Benefit for income taxes	(1,936)	(8,920)
Depreciation and amortization	15,683	15,746
EBITDA	14,791	13,184
Add back: Loss on asset disposal	1,245	13
Share-based compensation	286	362
Currency transaction loss (gain)	34	(17)
Pre-opening costs	2,333	1,089
Reimbursement of affiliate expenses	178	481
Deferred amusement revenue and ticket redemption liability adjustments	881	(134)
Transaction and other costs	26	2,999
Adjusted EBITDA (2)	$19,774	$17,977

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	39 Weeks Ended		39 Weeks Ended
	November 3, 2013		October 28, 2012

Food and beverage revenues	$222,508	47.9%	$213,734	48.3%
Amusement and other revenues	241,700	52.1%	228,747	51.7%
Total revenues	464,208	100.0%	442,481	100.0%

Cost of products	91,243	19.7%	86,563	19.6%
Store operating expenses	258,823	55.7%	249,577	56.4%
General and administrative expenses	26,905	5.8%	30,099	6.8%
Depreciation and amortization expense	49,333	10.6%	45,573	10.3%
Pre-opening costs	5,175	1.1%	1,798	0.4%
Total operating costs	431,479	92.9%	413,610	93.5%

Operating income	32,729	7.1%	28,871	6.5%
Interest expense, net	23,653	5.1%	24,372	5.5%

Income before provision (benefit) for income taxes	9,076	2.0%	4,499	1.0%
Provision (benefit) for income taxes	3,404	0.7%	(5,551)	-1.3%
Net income	$5,672	1.3%	$10,050	2.3%

Other information:
Company-owned and operated stores open at end of period (1)	64		60

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	39 Weeks Ended	39 Weeks Ended
	November 3, 2013	October 28, 2012

Total net income	$5,672	$10,050
Add back: Interest expense, net	23,653	24,372
Provision (benefit) for income taxes	3,404	(5,551)
Depreciation and amortization	49,333	45,573
EBITDA	82,062	74,444
Add back: Loss on asset disposal	2,183	1,952
Share-based compensation	908	866
Currency transaction loss (gain)	184	(13)
Pre-opening costs	5,175	1,798
Reimbursement of affiliate expenses	552	855
Deferred amusement revenue and ticket redemption liability adjustments	3,371	1,282
Transaction and other costs	177	3,201
Adjusted EBITDA (2)	$94,612	$84,385

NOTES

(1) The store count excludes one franchise location in Canada, that ceased operations on May 31, 2013. Our location in Dallas, Texas, which was permanently closed on December 17, 2012, was included in our store count for fiscal 2012.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.